Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-67485, 333-57484, 333-87380, 333-90170, 333-105533, 333-115335, 333-124740, 333-153002 and 333-168723) pertaining to certain stock award, stock option, stock incentive, and stock bonus plans of McMoRan Exploration Co. and on Forms S-3 (Nos. 333-171950, 333-172517, 333-172520 and 333-176950) of McMoRan Exploration Co., and in the related Prospectuses, and the Registration Statement on Form S-4 (No. 333-185742) of Gulf Coast Ultra Deep Royalty Trust of our reports dated February 22, 2013, with respect to the consolidated financial statements of McMoRan Exploration Co. and the effectiveness of internal control over financial reporting of McMoRan Exploration Co. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New Orleans, Louisiana
February 22, 2013